Exhibit 99.1

September 4, 2012

Reference is made to the registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of Energy & Exploration Partners, Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the sections of the Registration Statement entitled “Summary—Our Core Areas—Eaglebine, Wolfcamp and Niobrara” and “Business— Our Core Areas—Eaglebine, Wolfcamp and Niobrara.” We further advise the Company, its underwriters and legal counsel that our role has been limited to the provision of such statistical data supplied by us.

With respect to such statistical data, we advise you that:

•	some information in our database is derived from estimates or subjective judgments;

•

the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission

DRILLINGINFO, INC.

By:	/s/ Tom Morgan
Name:	Tom Morgan
Title:	Contract Administrator